Exhibit (a)(1)(vi)

INSTRUCTIONS REGARDING THE OFFER BY

Persimmon Growth Partners Fund, L.P. Offer to Repurchase
Up to twenty-five percent (25%) of its issued and outstanding Units at Net Asset Value in exchange for cash

DO NOT COMPLETE THIS FORM IF YOU HAVE DECIDED NOT TO PRESENT YOUR
SHARES FOR REPURCHASE.

Please consult with your Financial Intermediary before completing this form.

JD Clark & Company must receive your Units from your Financial Intermediary no later than 12:00 midnight Eastern Time on August 1, 2011 (the “Expiration Date”), unless the
Offer to Repurchase is extended).

The undersigned acknowledge(s) receipt of the Offer to Repurchase, dated as of July 1, 2011 and the Letter of Transmittal in connection with the offer to Investors by Persimmon Growth Partners Fund, L.P. (the “Fund”), a Delaware limited partnership registered under the Investment Company Act of 1940, as amended, as a closed-end, non-diversified management investment company, to tender their Units for the repurchase at net asset value up to twenty-five percent (25%) of the shares of beneficial interest (the “Units”) of the Fund as of the Expiration Date.  The undersigned hereby requests the purchase of the Units designated below, in accordance with the terms and conditions of the Offer to Repurchase and Letter of Transmittal, which as each may be amended from time to time together constitute the “Repurchase Offer”.

Number of Units Tendered for Participation in Repurchase Offer:  _____

Name of Fund	Date

Name of Registered Investor(s)	Name of Registered Investor(s)
(Please Type or Print)	(Please Type or Print)

Authorized Signature	Authorized Signature

Taxpayer Identification or	Taxpayer Identification or
Social Security Number	Social Security Number